Prudential Jennison Mid-Cap Growth
Fund, Inc.
Gateway Center Three
100 Mulberry Street, 9th Floor
Newark, NJ 07102-4077




	November 21, 2012

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Re:	Rule 24f-2 Notice for Prudential Jennison
Mid-Cap Growth Fund, Inc.
File Nos. 333-11785 and 811-07811

	On behalf of the Prudential Jennison Mid-Cap
Growth Fund, Inc., enclosed for filing under the Investment Company Act of 1940 is one copy of the Rule 24f-2 Notice. This document has been filed using the EDGAR system. Should you have any questions, please contact me at (973) 367-7482.

Very truly yours,

/s/ Peter Parrella
Peter Parrella
Assistant Treasurer